Exhibit 99.1

[GRAPHIC APPEARS HERE]			News Release

	MEDIA:	ANALYSTS:	Corporate Affairs
	Ken Herz	Steve Lackey	One Mellon Center
	(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
	Ron Sommer	Andy Clark
	(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS FOURTH QUARTER EPS OF $.43

— Fourth Quarter Performance Reflects Record Level of Investment Management Fees,

Higher Operating Margins and ROE of 20.4% —

PITTSBURGH, January 20, 2004 – Mellon Financial Corporation (NYSE:MEL) today announced that income from continuing operations in the fourth quarter of 2003 totaled $185 million, or 43 cents per share. This compares with income from continuing operations of $163 million, or 38 cents per share, in the fourth quarter of 2002 and $153 million, or 36 cents per share, in the third quarter of 2003. Income from continuing operations increased 13 percent during the fourth quarter of 2003 compared with the fourth quarter of 2002. The third quarter of 2003 results included charges of $50 million pre-tax, primarily in the Human Resources & Investor Solutions sector, which reduced third quarter earnings by 7 cents per share.

Income from continuing operations, before the cumulative effect of a change in accounting principle, for the full-year 2003 totaled $677 million, or $1.57 per share, compared with income from continuing operations of $663 million, or $1.51 per share in 2002. Net income for full-year 2003 totaled $701 million, or $1.63 per share, compared with $682 million, or $1.55 per share for the full-year 2002. See page 4 for summary financial data for the comparable periods.

“Through a combination of an exceptionally strong performance by Institutional Asset Management, remaining on track to meet our profitability targets in Human Resources & Investor Solutions and the everyday execution of our strategy by all our employees, Mellon was able to deliver positive operating leverage in our core business sectors and generate top tier returns on shareholders’ equity of 20.4 percent for the fourth quarter of 2003,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation. “We are beginning 2004 with a better foundation for growth than 2003. Demonstrating greater momentum and our commitment to positive operating leverage, our earnings from continuing operations are 13 percent higher than the fourth quarter of 2002. We are also cautiously optimistic based upon an improving economic outlook and stronger equity markets, both of which are key drivers for our fee-based businesses. During 2004 Mellon will continue to be focused on generating organic growth as well as aggressive expense management to deliver increasing returns to our shareholders.”

Fourth Quarter Highlights (comparisons are with the third quarter of 2003, and percentage changes are unannualized, unless noted otherwise).

•	Total fee revenue increased 9 percent to a record level of $981 million for the Corporation and represented 89 percent of fee and net interest revenue. The increase was primarily driven by higher investment management fees ($65 million) and institutional trust and custody fees ($18 million).

Mellon Reports Earnings

Jan. 20, 2004

•	Assets under management increased to a record level of $657 billion at Dec. 31, 2003 from $625 billion at Sept. 30, 2003. Assets under administration or custody also increased to a record level of $2.845 trillion at Dec. 31, 2003 from $2.611 trillion at Sept. 30, 2003.

•	Investment management fee revenue in the fourth quarter of 2003 was $413 million, a record level and an increase of 19 percent. The increase in investment management fees reflects the impact of a record level of performance fees of $56 million as well as improved equity markets, new business generation and the favorable impact of foreign exchange rates.

•	Institutional trust and custody fee revenue in the fourth quarter of 2003 was $132 million, a record level and an increase of 16 percent. The increase reflects the benefit of new business highlighted by the investment management outsourcing contract of a London-based client and improved market conditions.

•	Total operating expenses in the fourth quarter of 2003 were $843 million, an increase of $11 million. Excluding charges recorded primarily in the HR&IS sector in the third quarter, the increase in fourth quarter expenses reflects higher incentives ($30 million) associated primarily with the record level of performance fees, higher severance ($7 million), the impact of foreign exchange rates as well as expenses related to new business and product development.

•	During the fourth quarter of 2003, the headcount of the Corporation declined by 400 to 20,900. For the full-year of 2003, the Corporation reduced headcount by 1,600 or 7 percent compared to the beginning of the year.

•	The Corporation continued to reduce its credit risk profile. Total loans and commitments declined by $740 million during the fourth quarter of 2003. The level of non-performing assets declined by $11 million to $52 million. There was no net provision for credit losses during either the fourth or third quarters of 2003. Net interest revenue in the fourth quarter of 2003 totaled $120 million, a decrease of $12 million. The decrease related to the sales and prepayment of higher coupon mortgage-backed securities and the continued reduction in large corporate loans.

•	The tangible common equity ratio was 5.94 percent at Dec. 31, 2003 compared to 6.18 percent at Sept. 30, 2003. The decrease was due to a higher period end balance sheet level due to period end inflows of deposits and the repurchase of 4 million common shares in the fourth quarter.

Mellon Reports Earnings

Jan. 20, 2004

The Corporation also declared a quarterly common stock dividend of 16 cents per share. This cash dividend is payable on Friday, Feb. 13, 2004, to shareholders of record at the close of business on Friday, Jan. 30, 2004.

In the fourth quarter of 2003, the Corporation adopted discontinued operations accounting for the fixed income trading business of Mellon Investor Services, which was sold in December 2003. This business was formerly included in the Corporation’s HR&IS sector. All information in this earnings release is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Net income amounts include the results of discontinued operations, discussed further on page 24.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has approximately $3.5 trillion in assets under management, administration or custody, including $657 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon are available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 4:30 p.m. EST on Tuesday, Jan. 20, 2004. This conference call and webcast may include forward-looking and other material information. Persons wishing to access the conference call and webcast may do so by dialing (877) 420-2982 (U.S.) and (847) 619-6129 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 2 p.m. EST on Jan. 20, 2004. Replays of the conference call and webcast will be available beginning Jan. 20, 2004 at 7 p.m. EST until Tuesday, Feb. 3, 2004 at 5 p.m. EST by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, focus and returns in 2004; the impact on investment management fees of changes in the Standard & Poor’s 500 Index; changes in other revenue and related operating expenses and income before taxes; planned reduction of positions and related expense savings; repayment of a loan to a utility company; expected sales of securities; and annual occupancy expense. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in the mix of assets under management; and change in the relevant benchmark to measure changes in investment management fees as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2002 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of Jan. 20, 2004 and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after Jan. 20, 2004 or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings

Jan. 20, 2004

SUMMARY FINANCIAL DATA

Mellon Financial Corporation

	Quarter ended			Year ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Continuing operations (a):
Diluted earnings per share	$.43	$.36	$.38	$1.57	$1.51
Income from continuing operations	$185	$153	$163	$677	$663
Return on equity	20.4%	17.3%	19.3%	19.2%	19.8%

Net income (b):
Diluted earnings per share	$.43	$.42	$.38	$1.63	$1.55
Net income	$184	$181	$166	$701	$682
Return on equity	20.3%	20.4%	19.8%	19.9%	20.3%

Noninterest revenue	$993	$921	$923	$3,633	$3,654
Net interest revenue	120	132	146	569	610

Total revenue	$1,113	$1,053	$1,069	$4,202	$4,264

Pre-tax operating margin (FTE)	25%	22%	23%	25%	24%

Average common shares and equivalents outstanding:
Basic	424,181	426,183	430,918	426,182	436,253
Diluted	428,904	431,335	433,294	430,718	439,189

Average balances

Money market investments	$3,270	$3,066	$2,784	$3,056	$2,448
Trading account securities	622	693	800	722	744
Securities	10,532	10,882	10,508	11,198	10,110

Total money market investments and securities	14,424	14,641	14,092	14,976	13,302
Loans	7,276	7,425	9,217	7,704	9,445
Funds allocated to discontinued operations	—	—	—	—	184

Total interest-earning assets	21,700	22,066	23,309	22,680	22,931
Total assets	32,504	33,449	34,154	33,877	33,695
Deposits	18,378	19,185	20,693	19,493	19,010
Total shareholders’ equity	3,603	3,519	3,349	3,522	3,356

(a)	Continuing operations results for the full-year 2003 exclude the cumulative effect of a change in accounting principle, as discussed further on page 24.
(b)	Net income amounts include results of discontinued operations, discussed further on page 24.

Note: Throughout this earnings release, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

Mellon Reports Earnings

Jan. 20, 2004

Noninterest Revenue

	Quarter ended			Year ended
(dollar amounts in millions, unless otherwise noted	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Trust and investment fee revenue (a):
Investment management	$413	$348	$349	$1,413	$1,414
Human resources & investor solutions	230	229	255	944	1,020
Institutional trust and custody	132	114	115	471	479
Securities lending revenue	16	16	16	69	75

Total trust and investment fee revenue	791	707	735	2,897	2,988
Cash management revenue (b)	83	84	71	309	273
Foreign exchange revenue	39	42	30	147	146
Other trading revenue	2	10	5	14	10
Financing-related revenue	41	30	41	141	147
Equity investment revenue	6	3	(21)	(6)	(28)
Other revenue (b)	19	27	31	69	59

Total fee and other revenue	981	903	892	3,571	3,595
Gains on sales of securities	12	18	31	62	59

Total noninterest revenue	$993	$921	$923	$3,633	$3,654

Fee revenue as a percentage of fee and net interest revenue (FTE)	89%	87%	86%	86%	85%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	71%	67%	70%	69%	70%

Market value of assets under management at period end (in billions)	$657	$625	$581	$657	$581
Market value of assets under administration or custody at period end (in billions)	$2,845	$2,611	$2,276	$2,845	$2,276

S&P 500 Index - period end	1,112	996	880	1,112	880
S&P 500 Index - daily average	1,056	1,000	887	965	994

(a)	Amounts do not necessarily agree with those presented in Business Sectors on page 16, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent (FTE) basis.
(b)	In the fourth quarter of 2003, merchant card fee revenue was reclassified from cash management revenue to other revenue. Merchant card revenue totaled $16 million, $14 million and $3 million in the fourth quarter of 2003, third quarter of 2003 and fourth quarter of 2002, respectively. It totaled $37 million and $12 million in the full-years 2003 and 2002, respectively. Prior periods have been reclassified.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $981 million in the fourth quarter of 2003 increased $78 million, or 9% (unannualized), from the third quarter of 2003, primarily due to increases in investment management and institutional trust and custody revenue as well as higher financing-related revenue and the translation impact of the weaker dollar on non-U.S. revenues, offset in part by lower other trading revenue and other revenue. The positive effect of foreign exchange rates totaled $8 million in the fourth quarter of 2003 compared with the third quarter of 2003, and is reflected in trust and investment fee revenue. Trust and investment fee revenue increased 12%,

Mellon Reports Earnings

Jan. 20, 2004

primarily due to a 19% increase in investment management fees resulting from a $48 million higher level of performance fees, improved equity markets, the positive effect of foreign exchange rates and new business generation.

Fee revenue increased $89 million, or 10%, in the fourth quarter of 2003 from $892 million in the fourth quarter of 2002, primarily due to an increase in trust and investment fee revenue, equity investment revenue, cash management fee revenue, foreign exchange revenue and the positive effect of foreign exchange rates. The positive effect of foreign exchange rates totaled $11 million in the fourth quarter of 2003 compared with the fourth quarter of 2002, and is reflected in trust and investment fee revenue. Trust and investment fee revenue increased $56 million, or 8%, primarily due to higher performance fees, improved equity markets and higher institutional trust and custody revenue, which more than offset the Dec. 31, 2002 impact of the formation of the global custody joint venture ABN AMRO Mellon Global Securities Services B.V., and lower HR&IS revenue. The formation of this joint venture resulted in an $8 million reduction in fee revenue in the fourth quarter 2003 compared with the fourth quarter 2002. The increase in cash management fee revenue reflects in part $7 million due to the change in classification from net interest revenue to fee revenue, as discussed further under the applicable categories on the following pages.

Fee revenue for full-year 2003 totaled $3.571 billion, a $24 million, or less than 1% decrease compared with full-year 2002, primarily due to a $76 million, or 7%, decrease in HR&IS fee revenue and a $34 million reduction from the formation of the ABN AMRO joint venture, partially offset by a $36 million increase in cash management revenue and the positive effect of foreign exchange rates. The effect of foreign exchange rates totaled $30 million for the full-year 2003 compared with the full-year 2002. The increase in cash management fee revenue reflects in part $15 million due to the change in classification from net interest revenue to fee revenue, as discussed further under the applicable categories on the following pages.

Investment management revenue

Investment management fee revenue	Quarter ended			Year ended
(in millions)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Managed mutual funds (a):
Equity funds	$67	$61	$55	$234	$252
Money market funds	62	68	77	271	310
Bond and fixed-income funds	35	38	35	147	143
Nonproprietary	12	9	13	38	39

Total managed mutual funds	176	176	180	690	744
Institutional	148	90	92	397	353
Private clients	89	82	77	326	317

Total investment management fee revenue	$413	$348	$349	$1,413	$1,414

(a)	Net of mutual fund fees waived and fund expense reimbursements of $10 million, $10 million and $11 million for the quarters ended Dec. 31, 2003, Sept. 30, 2003, and Dec. 31, 2002, respectively and $40 million for both full-year 2003 and 2002.

Investment management revenue increased $65 million, or 19% (unannualized), in the fourth quarter of 2003 compared with the third quarter 2003, and increased $64 million, or 18%, compared with the fourth quarter of 2002, primarily resulting from higher institutional and private client management fees. Of the $65 million increase compared with the third quarter of 2003, $48 million resulted from higher performance fees, $10 million from the estimated impact of improved equity markets, and the remainder was primarily due to

Mellon Reports Earnings

Jan. 20, 2004

net new business and the positive effect of foreign exchange rates. Of the $64 million increase compared with the fourth quarter of 2002, $36 million resulted from higher performance fees and $21 million from the estimated impact of improved equity markets as well as the positive effect of foreign exchange rates, which was partially offset by net outflows in money market mutual funds. Performance fees are earned by investment managers when the investment performance of their products exceeds various benchmarks. Performance fees totaled $56 million in the fourth quarter of 2003 compared with $8 million in the third quarter of 2003 and $20 million in the fourth quarter of 2002, and are included in institutional investment management fees.

Mutual fund management fees are based upon the daily average net assets of each fund. The average net assets of proprietary mutual funds managed in the fourth quarter of 2003 were $170 billion, a decrease of $6 billion, or 3%, compared with $176 billion the third quarter of 2003, primarily reflecting a lower average level of money market funds, which more than offset an increase in average equity funds. Proprietary equity funds averaged $44 billion in the fourth quarter of 2003, an increase of $4 billion, or 10%, compared with $40 billion in the third quarter of 2003. As shown in the previous table, total managed mutual fund fees were unchanged in the fourth quarter of 2003 compared with the third quarter of 2003, as a $6 million increase in proprietary equity mutual fund revenue was offset by an equal decrease in fees from money market funds.

The average net assets of proprietary mutual funds managed in the fourth quarter of 2003 of $170 billion decreased $18 billion, or 10%, from $188 billion in the fourth quarter of 2002, primarily reflecting a lower average level of money market funds partially offset by higher average equity funds. Average proprietary equity funds increased $8 billion, or 21%, to $44 billion in the fourth quarter of 2003, from $36 billion in the fourth quarter of 2002. Total managed mutual fund fees decreased $4 million in the fourth quarter of 2003 compared with the fourth quarter of 2002 primarily due to a $15 million decrease in fees from proprietary money market funds partially offset by a $12 million increase in fees from equity funds.

Investment management revenue decreased $1 million in the full-year 2003 compared with the full-year 2002, due to a lower average level of proprietary mutual fund assets under management, primarily money market funds, partially offset by higher performance fees and improving equity markets. Performance fees totaled $70 million in 2003 compared with $47 million in 2002.

The Corporation estimates that a sustained (one-year) 100-point change in the S&P 500 Index, when applied to the Corporation’s mix of assets under management, would result in a change of approximately $40 million to $50 million annually in investment management fees, excluding performance fees. For any given quarterly reporting period, the actual impact may vary from what might be estimated using that sensitivity, since Institutional Asset Management records investment management revenue based on quarter-end asset levels, Mutual Funds based on daily levels and Private Wealth based on prior months’ levels. The actual impact will also vary with changes in asset mix, the timing of flows, the relationship of other benchmarks used versus the S&P 500 Index and other factors. It should also be noted that there is a corresponding change in incentive expense with a change in investment management fees. The relevant changes in the S&P 500 Index for the fourth quarter of 2003 compared with prior quarters are as follows.

S&P 500 Index	Quarter ended			Dec. 31, 2003 compared with
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Sept. 30, 2003		Dec. 31, 2002
				Index	Percentage	Index	Percentage

Period-end	1,112	996	880	116	11.6%	232	26.4%
Daily average	1,056	1,000	887	56	5.6%	169	19.2%

Mellon Reports Earnings

Jan. 20, 2004

As shown in the following table, the market value of assets under management was $657 billion at Dec. 31, 2003, a $32 billion, or 5% (unannualized), increase from $625 billion at Sept. 30, 2003, and a $76 billion, or 13%, increase from $581 billion at Dec. 31, 2002. The $657 billion of assets managed were comprised as follows: 36% equities; 25% money market; 20% fixed income; 10% securities lending cash collateral; and 9% overlay and global fixed-income products.

Market value of assets under management at period end
(in billions)	Dec. 31, 2003		Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002

Mutual funds managed:
Equity funds	$47		$41	$38	$33	$36
Money market funds	99		105	117	115	126
Bond and fixed-income funds	25		26	27	27	27
Nonproprietary	26	(a)	24	21	18	18

Total mutual funds managed	197		196	203	193	207
Institutional (b)	403	(a)	375	356	326	326
Private clients	57		54	53	47	48

Total market value of assets under management	$657		$625	$612	$566	$581

S&P 500 Index - period end	1,112		996	975	848	880
S&P 500 Index - daily average	1,056		1,000	938	861	887

(a)	At Dec. 31, 2003, the combined market values of $26 billion of nonproprietary mutual funds and $403 billion of institutional assets managed, by asset type, were as follows: $125 billion money market (which includes securities lending assets of $66 billion), $135 billion equities, $88 billion fixed income, $57 billion in overlay and global fixed-income products, and $24 billion balanced, for a total of $429 billion.
(b)	Includes assets managed at Pareto Partners of $40 billion at Dec. 31, 2003, $37 billion at Sept. 30, 2003, $35 billion at June 30, 2003, $30 billion at March 31, 2003, and $32 billion at Dec. 31, 2002. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Changes in market value of assets under management	Fourth quarter	Full-year
(in billions)	2003	2003

Market value of assets under management at beginning of period	$625	$581
Net inflows (outflows) (a):
Long-term	8	21
Money market	(5)	(9)

Total net inflows	3	12
Net market appreciation (a)	29	63
Acquisitions	—	1

Market value of assets under management at Dec. 31, 2003	$657	$657

(a)	Preliminary.

Institutional trust and custody revenue

Institutional trust and custody fees are dependent on a number of factors including the level of assets administered and under custody, the volume of transactions in the accounts, and the types and frequency of ancillary services provided, such as performance analytics. Institutional trust and custody revenue increased $18 million, or 16% (unannualized), in the fourth quarter of 2003 compared to the third quarter of 2003, and $17 million, or 15%, compared with the fourth quarter of 2002. The increases were primarily due to net new

Mellon Reports Earnings

Jan. 20, 2004

business and the improved market conditions. The increase compared with the fourth quarter of 2002 was partially offset by the formation of the ABN AMRO Mellon global custody joint venture on Dec. 31, 2002. Excluding the impact of the joint venture, institutional trust and custody fees increased 22% compared with the fourth quarter of 2002.

Institutional trust and custody revenue decreased $8 million in the full-year 2003 compared with the full-year 2002 primarily due to the formation of the ABN AMRO Mellon global custody joint venture on Dec. 31, 2002, which resulted in a $34 million reduction in fee revenue, including a $26 million reduction in institutional trust and custody revenue. Excluding the impact of the joint venture, institutional trust and custody fee revenue increased 4% in 2003, reflecting the impact of net new business, improved markets and the positive effect of foreign exchange rates partially offset by a slowdown in spending for professional and license fees for software products offered by Eagle Investment Systems.

As shown in the following table, assets under administration or custody totaled $2.845 trillion at Dec. 31, 2003, an increase of $234 billion, or 9% (unannualized), compared with $2.611 trillion at Sept. 30, 2003 and $569 billion, or 25%, compared with $2.276 trillion at Dec. 31, 2002. The increases compared with the prior periods resulted from market appreciation, net new business and the positive effect of foreign exchange rates.

Market value of assets under administration or custody at period end
(in billions)	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002

Market value of assets under administration or custody (a)(b)	$2,845	$2,611	$2,510	$2,300	$2,276

S&P 500 Index - period end	1,112	996	975	848	880
S&P 500 Index - daily average	1,056	1,000	938	861	887

(a)	Includes $439 billion of assets at Dec. 31, 2003; $390 billion at Sept. 30, 2003; $382 billion at June 30, 2003; $327 billion at March 31, 2003; and $322 billion at Dec. 31, 2002, under administration or custody by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(b)	Assets under administration or custody by ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $299 billion at Dec. 31, 2003; $272 billion at Sept. 30, 2003; $262 billion at June 30, 2003; $218 billion at March 31, 2003 and $221 billion at Dec. 31, 2002.

Securities lending revenue

Securities lending revenue totaled $16 million in the fourth quarter of 2003, unchanged from the third quarter of 2003 and fourth quarter of 2002. The average level of securities on loan totaled $73 billion in the fourth quarter of 2003 compared with $66 billion in the third quarter of 2003 and $55 billion in the fourth quarter of 2002. Revenue in the fourth and third quarters of 2003 was impacted by lower average spreads, resulting from a less favorable interest rate environment, which was partially offset by higher domestic volumes.

Securities lending revenue totaled $69 million in the full-year 2003 compared with $75 million in the full-year 2002, a decrease of $6 million, or 8%.

Mellon Reports Earnings

Jan. 20, 2004

Human resources & investor solutions revenue

HR&IS fee revenue generated from consulting, outsourcing and investor services totaled $230 million in the fourth quarter of 2003, an increase of $1 million from the third quarter of 2003, primarily due to higher outsourcing and investor services revenue primarily offset by lower seasonal consulting revenue. HR&IS revenue decreased $25 million, or 10%, from the fourth quarter of 2002. This decrease resulted from lower outsourcing revenues, reflecting in part the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002 and lower investor services revenue.

HR&IS revenue decreased $76 million, or 7%, in the full-year 2003 compared with the full-year 2002 primarily due to the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002, a slowdown in discretionary consulting spending by large corporate customers and lower volumes due to fewer benefit plan participants and transactions.

Cash management revenue

Cash management fee revenue of $83 million in the fourth quarter of 2003 decreased $1 million compared with the third quarter of 2003, and increased $12 million compared with the fourth quarter of 2002. The increase compared with the fourth quarter 2002 resulted in part from a change in the manner in which the Corporation was paid for certain cash management and merchant card services by the Department of the Treasury, a major cash management customer, beginning in mid-July 2003. This revenue, which totaled $20 million in the fourth quarter of 2003, $7 million of which was recorded as cash management revenue and $13 million as merchant card revenue in other revenue, was previously recorded as net interest revenue because it was paid via compensating balance earnings. Excluding the impact of this classification change, cash management fee revenue increased 5% compared with the fourth quarter of 2002.

Cash management revenue increased $36 million in the full-year 2003 compared with the full-year 2002, of which $15 million was due to the change in the classification of payments from the Department of the Treasury for certain cash management and merchant card services discussed above. Excluding the impact of the classification change, cash management fee revenue increased 8% compared with the full-year 2002, due to higher volumes of electronic services.

Foreign exchange revenue

Foreign exchange revenue totaled $39 million in the fourth quarter of 2003, a $3 million, or 7% (unannualized), decrease compared with the third quarter of 2003, due to lower spreads partially offset by higher levels of client volumes. Foreign exchange revenue increased $9 million, or 29%, compared with the fourth quarter of 2002, primarily due to higher levels of client volumes. Foreign exchange revenue totaled $147 million in the full-year 2003, up $1 million compared with the full-year 2002, including a $4 million increase from foreign exchange trading.

Mellon Reports Earnings

Jan. 20, 2004

Other trading revenue

Other trading revenue, which includes securities trading revenue and the fair market value adjustments of credit default swaps, totaled $2 million in the fourth quarter of 2003, an $8 million decrease compared with the third quarter of 2003, and a $3 million decrease compared with the fourth quarter of 2002. The third quarter of 2003 included a gain of $3 million, while the fourth quarter 2003 included a loss of $4 million resulting from the fair market value adjustment of credit default swaps. These instruments act as an economic hedge of credit risk on certain large corporate loans.

Financing-related revenue

Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate-owned life insurance. Financing-related revenue totaled $41 million in the fourth quarter of 2003, an increase of $11 million compared with the third quarter of 2003, and was unchanged compared with the fourth quarter of 2002. The increase compared with the third quarter of 2003 primarily reflects higher gains on lease residuals. Financing-related revenue totaled $141 million for the full-year 2003, a $6 million decrease compared with $147 million for full-year 2002.

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, totaled $6 million in the fourth quarter of 2003 compared with $3 million in the third quarter of 2003 and a loss of $21 million in the fourth quarter of 2002. Net gains from venture capital activities totaled $3 million in the fourth quarter of 2003 primarily resulting from realized gains on indirect investments. Results from venture capital activity were a net gain of $2 million in the third quarter of 2003 and a net loss of $27 million in the fourth quarter of 2002. Equity income from certain non-venture capital investments accounted for under the equity method of accounting, and gains (losses) from other equity investments totaled a gain of $3 million in the fourth quarter of 2003 compared with a gain of $1 million in the third quarter of 2003 and a gain of $6 million in the fourth quarter of 2002. Equity investment revenue was a loss of $6 million for the full-year 2003, compared with a loss of $28 million for the full-year of 2002. The loss of $6 million in 2003 resulted from losses of $7 million on venture capital investments.

Other revenue

Other revenue includes revenue from merchant card services that was reclassified from cash management services in the fourth quarter of 2003. Merchant card revenue totaled $16 million, $14 million, and $3 million in the fourth quarter of 2003, third quarter of 2003 and fourth quarter of 2002, respectively. It totaled $37 million and $12 million in the full-years 2003 and 2002, respectively. The increases in the 2003 periods compared with the 2002 periods resulted from the change in the manner in which the Department of the Treasury paid for certain merchant card services in 2003, discussed previously, and additional volume. However, merchant card revenue will decrease in 2004 as a result of the decision by the Bureau of Public Debt to discontinue allowing U.S. Savings Bonds to be purchased with credit/debit cards via the internet, which will result in lower merchant card revenue. This business generated approximately $14 million of fee revenue and $15 million of net interest revenue in 2003. Net interest revenue was recorded prior to the change in the manner in which the Department of the Treasury pays for its services. Operating expenses, primarily purchased services, will also decline by a similar amount, with a minimal impact on income before taxes.

Mellon Reports Earnings

Jan. 20, 2004

Gains on sales of securities

The gains on the sales of securities of $12 million in the fourth quarter of 2003 resulted from the sale of mortgage-backed securities. At Dec. 31, 2003, net unrealized gains remaining in the Corporation’s available for sale portfolio were $7 million, compared with $90 million at Sept. 30, 2003, primarily due to higher yields in the mortgage-backed securities market.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the net results recorded primarily as trust and investment fee revenue. The Corporation’s portions of gross joint venture fee revenue and expenses are not included in the Corporation’s reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue for informational purposes to show the trend of revenue growth in the Corporation’s joint ventures.

Gross joint venture fee revenue	Quarter ended					Year ended
(in millions)	Dec. 31, 2003	(a)	Sept. 30, 2003	(a)	Dec. 31, 2002	Dec. 31, 2003	(a)	Dec. 31, 2002

Trust and investment gross joint venture fee revenue	$103		$95		$73	$402		$288
Foreign exchange gross joint venture fee revenue	8		9		4	30		18

Total gross joint venture fee revenue	$111		$104		$77	$432		$306

(a)	Includes results of the joint venture with ABN AMRO, formed on Dec. 31, 2002, and accounted for under the equity method of accounting beginning in 2003.

Mellon Reports Earnings

Jan. 20, 2004

Net Interest Revenue

	Quarter ended			Year ended
(dollar amounts in millions)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Net interest revenue (FTE)	$124	$137	$149	$586	$622
Net interest margin (FTE) (a)	2.30%	2.51%	2.62%	2.64%	2.79%

Average money market investments	$3,270	$3,066	$2,784	$3,056	$2,448
Average trading account securities	622	693	800	722	744
Average securities	10,532	10,882	10,508	11,198	10,110
Average loans	7,276	7,425	9,217	7,704	9,445
Funds allocated to discontinued operations	—	—	—	—	184

Average interest-earning assets	$21,700	$22,066	$23,309	$22,680	$22,931

(a)	Calculated on a continuing basis even though the prior-period balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

Note: FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $13 million in the fourth quarter of 2003 compared with the third quarter of 2003, and $25 million compared with the fourth quarter of 2002. The decrease compared with the third quarter of 2003 primarily resulted from the sales and prepayments of higher coupon mortgage-backed securities, as a result of the lower interest rate environment and the continued reduction in large corporate loans. The decrease compared with the fourth quarter of 2002 primarily resulted from the change in the manner in which the Corporation was paid for certain cash management and merchant card services by the Department of the Treasury beginning in mid-July 2003, as well as the sales and prepayment of higher coupon mortgage-backed securities as a result of the lower interest rate environment and the continued reduction in large corporate loans, partially offset by a lower cost of funds. The revenue from the Department of the Treasury, which totaled $20 million in the fourth quarter of 2003, is now recorded as other revenue ($13 million) and as cash management fee revenue ($7 million). The other revenue of $13 million represents the merchant card portion. Net interest revenue also decreased due to the impact of the Dec. 31, 2002 formation of the ABN AMRO Mellon global custody joint venture, which resulted in a $4 million reduction in net interest revenue compared with the fourth quarter of 2002. Excluding the revenue earned from the Department of the Treasury and the impact of ABN AMRO Mellon, net interest revenue and margin would have been $130 million and 2.83% for the quarter ended Dec. 31, 2002.

Net interest revenue on a fully taxable equivalent basis decreased $36 million, or 6%, in the full-year 2003 compared with the full-year 2002, primarily resulting from the third quarter 2003 change in the manner in which the Department of the Treasury is paying for certain cash management and merchant card services which totaled $38 million, and a $16 million reduction due to the formation of the ABN AMRO joint venture, partially offset by a lower cost of funds. The $38 million of revenue from The Department of the Treasury was recorded as other revenue ($23 million) and cash management fee revenue ($15 million). Excluding the revenue earned from the Department of the Treasury that was recorded as net interest revenue in the first half of 2003 and all of 2002 and the impact of ABN AMRO Mellon, net interest revenue and margins would have been $545 million and 2.68% and $546 million and 2.80% for the full-year 2003 and the full-year 2002, respectively.

Mellon Reports Earnings

Jan. 20, 2004

Operating Expense

	Quarter ended			Year ended
(dollar amounts in millions)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec 31, 2002

Staff expense:
Compensation	$327	$349	$349	$1,325	$1,316
Incentive (a)	117	87	98	344	386
Employee benefits	58	58	40	233	148

Total staff expense	$502	$494	$487	$1,902	$1,850
Professional, legal and other purchased services	117	108	106	425	386
Net occupancy expense	68	68	60	265	246
Equipment expense	58	70	61	232	221
Business development	30	28	33	108	131
Communications expense	26	24	27	106	110
Amortization of other intangible assets	5	5	5	19	15
Other expense	37	35	53	150	147

Total operating expense	$843	$832	$832	$3,207	$3,106

Average full-time equivalent staff	22,200	22,400	24,100	22,700	24,100
Period-end headcount (b)	20,900	21,300	22,500	20,900	22,500

(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in the Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” Stock option expense totaled approximately $1 million in the fourth quarter of 2003 and approximately $3 million in the full-year 2003.
(b)	Period-end headcount does not include the equivalent staff impact of temporaries, contractors or overtime, which are included in average full-time equivalent staff.

Staff expense in the fourth quarter of 2003 totaled $502 million, an increase of $8 million compared with the third quarter of 2003. Severance expense, which is included in compensation expense in the table above, totaled $11 million in the fourth quarter of 2003 compared with $33 million in the third quarter of 2003 including $29 million for the HR&IS sector. The $11 million charge for severance expense relates to a planned reduction of approximately 600 positions, approximately 100 of which had occurred by Dec. 31, 2003. This action is expected to generate annualized net expense savings of approximately $25 million by the end of the fourth quarter of 2004. Excluding the impact of severance expense, staff expense increased $30 million in the fourth quarter of 2003 compared with the third quarter of 2003, resulting from an increase in incentive expense primarily related to the higher level of performance fees. Base compensation expense, excluding severance expense, was unchanged compared with the third quarter of 2003.

Non-staff expense in the fourth quarter of 2003 totaled $341 million, an increase of $3 million compared with the third quarter of 2003. The third quarter of 2003 included $21 million of expenses primarily recorded in the Corporation’s HR&IS sector, consisting of $18 million of software and fixed asset write-downs (included in equipment expense in the table above) and $3 million of other expense. The increase, excluding these charges, primarily resulted from expenses related to new business and product development and the unfavorable impact of the weaker dollar on non-U.S. expenses. The increase due to foreign exchange rates was approximately $6 million compared with the third quarter of 2003, including $3 million in staff expense. As discussed in other revenue on page 11, the termination of a merchant card program will result in the reduction of interchange expenses in 2004, reported in professional, legal and other purchased services in the table above. These expenses totaled $29 million in 2003.

Mellon Reports Earnings

Jan. 20, 2004

Operating expense increased $11 million, or 1%, compared with the fourth quarter of 2002 primarily due to higher employee benefits expense for pension and medical benefits, higher incentive expense and the negative effect of foreign exchange rates. The increase due to the negative effect of foreign exchange rates was $10 million in the fourth quarter of 2003 compared with the fourth quarter of 2002, including $5 million in staff expense. The $11 million increase was partially offset by the impact of the formation of the ABN AMRO Mellon joint venture, which resulted in a $17 million reduction in operating expense compared with the fourth quarter of 2002 as well as a $7 million reduction in severance expense. Base compensation expense, excluding severance expense and the impact of the ABN AMRO joint venture, was $13 million lower compared with the fourth quarter of 2002 reflecting a reduction in headcount of approximately 1,600, the impact of which more than offset the $4 million of merit increases granted in the third quarter of 2003 and the negative effect of foreign exchange rates.

Operating expense for the full-year 2003 totaled $3.207 billion, a $101 million, or 3%, increase compared with the full-year 2002, reflecting the expenses recorded in the HR&IS sector in the third quarter of 2003; an $85 million increase in employee benefits expense due to a lower pension credit and higher medical and other benefits expense; higher professional, legal and other purchased services; a $38 million increase in severance expense and the negative effect of foreign exchange rates, which more than offset lower incentive expense and a $39 million expense reduction due to the formation of the ABN AMRO Mellon joint venture. The increase due to the negative effect of foreign exchange rates was $32 million in the full-year 2003 compared with the full-year 2002, including $14 million in staff expense.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was approximately 31.5% for the full-year 2003 compared with approximately 33% for the full-year 2002. The 2003 effective tax rate reflects a reduction for a higher level of tax exempt income and the favorable resolution of certain state income tax issues.

Business Sectors

Refer to the Corporation’s third quarter 2003 Form 10-Q for a discussion of the lines of business that have been aggregated into the six core business sectors and the Other Activity sector. In December 2003, the Corporation sold the fixed income trading business of Mellon Investor Services, which had been part of the HR&IS sector. The results of this business have been removed from the HR&IS sector and accounted for as discontinued operations. In addition, during the fourth quarter of 2003, the Corporation made reclassifications within its business sectors to reflect how the sectors are managed. As a consequence of the repositioning of the HR&IS sector, the results of its online financial planning and advice services were moved from the HR&IS sector to Other Activity and based on actions taken by the Bureau of Public Debt that will result in a significant reduction in merchant card activity, the Corporation’s merchant card business was moved from the Treasury Services sector to Other Activity. Prior period results have been reclassified. In the third quarter of 2003, charges of $51 million were recorded for severance, software and fixed asset write-downs and other expenses in businesses that comprised the HR&IS sector. As a result of the reclassifications and sale, $47 million of those expenses are now reflected in the HR&IS sector, $3 million in the Other Activity sector and $1 million in the results of discontinued operations, for the third quarter and full-year 2003.

Mellon Reports Earnings

Jan. 20, 2004

Business Sectors - Quarterly data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	4Q03	3Q03	4Q02	4Q03	3Q03	4Q02	4Q03	3Q03	4Q02
Asset Management:
Institutional Asset Management	$217	$149	$145	$58	$28	$9	27%	19%	6%
Mutual Funds	124	122	129	40	42	44	32	34	34
Private Wealth Management	135	133	125	58	57	51	43	43	41

Total Asset Management Group	476	404	399	156	127	104	33	32	26

Corporate & Institutional Services:
Asset Servicing	178	178	173	31	40	33	18	22	19
Human Resources & Investor Solutions	245	241	257	8	(44)	13	3	(18)	5
Treasury Services	181	198	195	71	86	78	39	43	39

Total Corporate & Institutional Services Group	604	617	625	110	82	124	18	13	20

Total Core Business Sectors	$1,080	$1,021	$1,024	$266	$209	$228	25%	20%	22%
Other Activity	49	46	60	20	26	18	N/M	N/M	N/M

Consolidated Results	$1,129	$1,067	$1,084	$286	$235	$246	25%	22%	23%

N/M — Not meaningful for this disclosure.

Business Sectors - Full-year data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes		Pre-tax Operating Margin
	2003	2002	2003	2002	2003	2002
Asset Management:
Institutional Asset Management	$630	$546	$121	$72	19%	13%
Mutual Funds	489	550	169	212	35	38
Private Wealth Management	531	529	237	251	45	48

Total Asset Management Group	1,650	1,625	527	535	32	33

Corporate & Institutional Services:
Asset Servicing	696	734	155	192	22	26
Human Resources & Investor Solutions	981	1,035	(38)	52	(4)	5
Treasury Services	775	793	339	358	44	45

Total Corporate & Institutional Services Group	2,452	2,562	456	602	19	24

Total Core Business Sectors	$4,102	$4,187	$983	$1,137	24%	27%
Other Activity	159	132	64	(96)	N/M	N/M

Consolidated Results	$4,261	$4,319	$1,047	$1,041	25%	24%

Mellon Reports Earnings

Jan. 20, 2004

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Results for the Asset Management Group for the fourth quarter of 2003 compared with the third quarter of 2003 reflect a 23% increase in income before taxes, as an 18% increase in revenue more than offset a 16% increase in expenses. The increase in revenue was due primarily to a $48 million increase in performance fees in the Institutional Asset Management sector as well as higher investment management fees in the Institutional Asset Management and Private Wealth Management sectors. Investment management fees are primarily based on the market value of assets under management. As shown in the table on page 8, assets under management increased $32 billion from Sept. 30, 2003, primarily resulting from equity market appreciation. Equity market levels, as represented by the S&P 500 Index, increased 12% on a period end basis and 6% on an average basis compared with the quarter ended Sept. 30, 2003. The Group’s expense increase primarily resulted from higher incentive expense.

Income before taxes for the Asset Management Group for the fourth quarter of 2003 compared with the fourth quarter of 2002 increased 50%, as a 19% increase in revenue more than offset an 8% increase in expenses. The increase in revenue primarily resulted from an increase in revenue in the Institutional Asset Management sector, primarily due to a $36 million increase in performance fees, as well as the impact of improved equity markets, partially offset by lower revenue in the Mutual Funds sector primarily resulting from a lower average level of institutional money market funds. Equity market levels, as represented by the S&P 500 Index, increased 26% on a period end basis and 19% on an average basis compared with the quarter ended Dec. 31, 2002. The increase in expenses primarily resulted from higher incentive expense in the Institutional Asset Management sector, which more than offset lower staff expense in the Mutual Funds sector.

Income before taxes for the Asset Management Group for the full-year 2003 compared with the full-year 2002 decreased 1%, as a 2% increase in revenue was offset by a 3% increase in expenses. The increase in revenue primarily resulted from higher performance and investment management fees in the Institutional Asset Management sector, partially offset by lower management fee revenue from institutional money market funds and lower net interest revenue in the Mutual Funds sector. The expense increase primarily resulted from higher incentive expense in the Institutional Asset Management sector, as well as higher expenses in the Private Wealth Management sector, which more than offset lower expenses in the Mutual Funds sector.

Mellon Reports Earnings

Jan. 20, 2004

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting, outsourcing and investor services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities.

Results for the Corporate & Institutional Services Group compared with the third quarter of 2003 reflect a 34% increase in income before taxes, primarily due to the $47 million of severance, software and fixed asset write-downs and other expenses recorded in the HR&IS sector in the third quarter of 2003. Revenue decreased $13 million, or 2%, compared with the third quarter of 2003 as higher revenue in the HR&IS sector was more than offset by lower revenue in the Treasury Services sector. Increased revenue in the HR&IS sector primarily resulted from higher outsourcing and investor services revenue, including higher net interest revenue, partially offset by lower seasonal consulting revenue. Decreased revenue in the Treasury Services sector was due to lower net interest revenue and lower trading gains resulting from a negative fair market value adjustment on credit default swaps. The Group’s expenses decreased 8% compared with the third quarter of 2003 reflecting the $47 million of expenses in the HR&IS sector recorded in the third quarter of 2003. Expenses increased 1% excluding these charges, primarily due to expenses in support of new business growth and development around enhancements to existing products and higher severance in the Asset Servicing sector.

Results for the Corporate & Institutional Services Group for the fourth quarter of 2003 compared with the fourth quarter of 2002 reflect a 12% decrease in income before taxes, as a 1% decrease in expenses was more than offset by a 4% decrease in revenue. Revenue and expenses were impacted by the formation of the ABN AMRO Mellon global custody joint venture in the Asset Servicing sector. Excluding the impact of this joint venture, revenue in this Group decreased 2% compared with the fourth quarter of 2002, as higher revenue in the Asset Servicing sector was more than offset by lower revenue in the HR&IS and Treasury Services sectors. The increased revenue in the Asset Servicing sector primarily resulted from net new business and higher net interest revenue offset slightly by a reduction in joint venture equity income. Revenue decreased 5% in the HR&IS sector primarily due to lower outsourcing and investor services fee revenue primarily due to the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002. Revenue decreased 8% in the Treasury Services sector primarily due to lower net interest revenue from lower loan levels. Excluding the impact of the ABN AMRO joint venture, expenses in this Group increased 2% compared with the fourth quarter of 2002 reflecting higher expenses in the Asset Servicing sector in support of new business growth and development around enhancements to existing products and higher severance expense, partially offset by the impact of expense initiatives started in the third quarter of 2003 in the HR&IS sector and lower other expense in the Treasury Services sector.

Mellon Reports Earnings

Jan. 20, 2004

Results for the Corporate & Institutional Services Group for the full-year 2003 compared with the full-year 2002 reflect a 4% decrease in revenue and a 2% increase in expense, which resulted in a 24% decrease in income before taxes. The decrease in revenue was partly due to decreased fee and net interest revenue in the Asset Servicing sector, which was impacted by the formation of the ABN AMRO Mellon global custody joint venture. Excluding the impact of this joint venture, revenue in this group decreased 2%, as higher fee and net interest revenue in the Asset Servicing sector was more than offset by lower revenue in the HR&IS and Treasury Services sectors. Revenue in the HR&IS sector declined primarily due to the loss of revenues from former Unifi Network customers, a slowdown in discretionary spending by large corporate customers, and a lower number of benefit plan participants. Revenue in the Treasury Services sector decreased due to lower net interest revenue as a result of the continued reduction in large corporate loans. Excluding the impact of the ABN AMRO joint venture, expenses in this Group increased 4% compared with the full-year 2002 reflecting higher expenses in the Asset Servicing sector in support of new business growth and development around enhancements to existing products and higher severance expense, as well as higher expense in the HR&IS sector resulting from the $47 million of expenses recorded in the third quarter of 2003.

Other Activity

Other Activity includes business exits activity consisting of the results for large ticket leasing, which is in a runoff mode; results of the Corporation’s online financial planning and advice services and its merchant card business; certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated for management reporting purposes to the core business sectors.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core business sectors. Credit quality expense (revenue) for the core business sectors is presented on a net charge-off basis and totaled $2 million in the fourth quarter of 2003. Refer to the Corporation’s third quarter 2003 Form 10-Q for a discussion of the Corporation’s practices for reporting certain credit relationships and credit losses in business exits.

Included in Other Activity is $12 million and $18 million of gains from the sale of mortgage-backed securities in the fourth quarter and third quarter of 2003, respectively. In addition, the fourth quarter of 2003 included gains on lease residuals, as well as net gains from venture capital activities of $3 million. Venture capital activities generated a net gain of $2 million in the third quarter of 2003.

Mellon Reports Earnings

Jan. 20, 2004

Unfunded Commitments To Extend Credit - By Industry Sector

Unfunded commitments to extend credit totaled $15.7 billion at Dec. 31, 2003, a $984 million, or 6%, reduction compared with Sept. 30, 2003. This decrease primarily resulted from actions taken as part of the Corporation’s strategy to reduce credit risk.

Unfunded commitments to extend credit at Dec. 31, 2003
(dollar amounts in millions)

	Unfunded commitments to extend credit						Memo: Loans and leases
Industry sector (a)	Number of customers (b)	Commitments (a)		Investment grade (c)	Contractual maturities
					<1 year	>1 year
Large corporate commercial and financial:
Insurance	41	$1,648		100%	$981	$667	$41
Financial institutions	28	1,560		100%	1,176	384	109
Captive finance companies	11	892		97%	637	255	25
Electric and gas utilities	46	1,121		96%	599	522	118
Energy	23	821		99%	464	357	31
Services	29	771		99%	459	312	52
Investment management companies	20	722		99%	603	119	22
Cable/media	19	629		90%	159	470	139
Electrical and electronic equipment	12	566		99%	250	316	66
Chemicals	20	534		91%	152	382	37
All other	156	5,103		94%	2,102	3,001	652

Total commercial and financial - large corporate	405	$14,367		96%	$7,582	$6,785	$1,292
Total commercial and financial - other (d)	1,295	643		47%	498	145	2,330

Total (e)	1,700	$15,010		94%	$8,080	$6,930	$3,622
Commercial real estate	193	391		58%	108	283	2,131
Personal	N/M	279		N/ M	160	119	1,714

Total	N/M	$15,680		N/ M	$8,348	$7,332	$7,467

Memo:
Credit default swaps		$473	(f)				$80	(f)

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments. Amounts are preliminary.
(b)	Number of customers represents those customers with available commitments.
(c)	Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.
(d)	Includes commitments originated by Mellon United National Bank ($82 million) and Mellon 1st Business Bank, National Association ($468 million).
(e)	Includes commercial and financial, lease finance and international commitments.
(f)	Credit exposure has been hedged by purchasing $612 million of credit default swaps in the following industry sectors: electrical and electronic equipment, $116 million; insurance, $95 million; electric and gas utilities, $50 million; cable/media, $35 million; services, $30 million; chemicals, $28 million; and all other $258 million. The $612 million of credit default swaps includes $59 million of swaps related to letters of credit, which are not shown in the table above. Amounts shown in the industry sector details have not been reduced by the amounts of credit default swaps.

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

Jan. 20, 2004

Nonperforming Assets

(dollar amounts in millions)	Dec. 31, 2003		Sept. 30, 2003	June 30, 2003	Dec. 31, 2002

Nonperforming loans:
Commercial and financial	$49		$60	$57	$54
Personal	2		2	3	3
Commercial real estate	—		—	—	—

Total nonperforming loans	51		62	60	57
Total acquired property	1		1	1	2

Total nonperforming assets	$52		$63	$61	$59

Nonperforming loans as a percentage of total loans	.69%		.86%	.77%	.68%
Nonperforming assets as a percentage of total loans and net acquired property	.69%		.87%	.79%	.70%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	2.09	% (a)	2.48%	2.51%	2.66%

(a)	Preliminary.

The $11 million decrease in nonperforming assets compared with Sept. 30, 2003 resulted primarily from the sale of a loan made to an energy company as well as loan repayments. Of the $52 million balance of total nonperforming assets at Dec. 31, 2003, $36 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $8 million was to a cable television operator and $8 million consisted of various smaller loans and acquired assets. The California-based electric and natural gas utility company is expected to emerge from bankruptcy protection in the first half of 2004. The plan of reorganization calls for full repayment of this loan.

Mellon Reports Earnings

Jan. 20, 2004

Provision and Reserve for Credit Exposure

	Quarter ended			Year ended
(dollar amounts in millions)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Reserve for loan losses:
Balance at beginning of period	$110	$113	$127	$127	$96
Net credit (losses) recoveries (a)	(3)	2	2	(5)	(123)
Net change in reserves from transfers and other activity	—	—	(2)	—	10
Provision for loan losses	(4)	(5)	—	(19)	144

Balance at end of period	$103	$110	$127	$103	$127

Reserve for unfunded commitments:
Balance at beginning of period	$71	$66	$52	$52	$42
Loss on sale of commitments	—	—	(6)	(3)	(7)
Net change in reserves from transfers and other activity	—	—	—	—	(11)
Provision for unfunded commitments	4	5	6	26	28

Balance at end of period	$75	$71	$52	$75	$52

Total reserve for credit exposure	$178	$181	$179	$178	$179

Reserve for loan losses:
As a percentage of total loans (b)	1.37%	1.52%	1.51%	1.37%	1.51%
As a percentage of nonperforming loans (b)	200%	178%	222%	200%	222%

Annualized net credit losses (recoveries) to average loans	.21%	(.12)%	(.08)%	.07%	1.30%

(a)	Includes credit losses resulting from loan sales. Substantially all of the net credit losses/recoveries relate to commercial and financial loans.
(b)	At period end.

The total reserve for credit exposure decreased $3 million, to $178 million at Dec. 31, 2003, compared with $181 million at Sept. 30, 2003. This decrease resulted from net credit losses of $3 million during the quarter, primarily resulting from a $2 million loss on the sale of a loan made to an energy company. There was no net provision for credit losses in the fourth quarter of 2003 and the third quarter of 2003 compared with $6 million in the fourth quarter of 2002. The provision for credit losses totaled $7 million for the full-year 2003, compared with $172 million in the full-year 2002. The higher provision for credit losses in 2002 was recorded in large part for credit exposure related to customers that had been associated with allegations of accounting irregularities.

Mellon Reports Earnings

Jan. 20, 2004

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	Dec. 31, 2003		Sept. 30, 2003	June 30, 2003	Dec. 31, 2002

Total shareholders’ equity	$3,702		$3,660	$3,624	$3,395
Total shareholders’ equity to assets ratio	10.89%		11.11%	9.31%	9.37%

Tangible shareholders’ equity	$1,913		$1,929	$1,908	$1,681
Tangible shareholders’ equity to assets ratio (a)	5.94%		6.18%	5.13%	4.87%

Tier I capital ratio	8.6	% (b)	8.89%	7.87%	7.87%
Total (Tier I plus Tier II) capital ratio	13.5	% (b)	14.01%	12.42%	12.48%
Leverage capital ratio	7.9	% (b)	7.67%	7.24%	6.55%

Book value per common share	$8.67		$8.51	$8.42	$7.88
Tangible book value per common share	$4.48		$4.48	$4.43	$3.90

Closing common stock price per share	$32.11		$30.14	$27.75	$26.11
Market capitalization	$13,712		$12,967	$11,950	$11,248
Common shares outstanding	427,032		430,232	430,616	430,782

(a)	Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $13 million, $11 million, $13 million, and $17 million, respectively. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $492 million, $459 million, $451 million, and $448 million, respectively.
(b)	Preliminary.

The Corporation’s lower capital ratios at Dec. 31, 2003 compared with Sept. 30, 2003 reflect the higher period end balance sheet level due to period end inflows of deposits and the impact of common stock repurchases, net of reissuances. The Tier I and Total capital ratios were impacted by the guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity, which at Dec. 31, 2003, resulted in lower Tier I and Total capital ratios of approximately 135 basis points and 215 basis points, respectively.

During the fourth quarter of 2003, 4.0 million shares of common stock were repurchased at a purchase price of $117 million for an average share price of $29.20. Share repurchases in 2003 totaled 9.2 million shares at a purchase price of $257 million for an average share price of $27.87, which more than offset reissuances of 5.4 million shares, primarily for employee benefit plan purposes. At Dec. 31, 2003, an additional 17.8 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Mellon Reports Earnings

Jan. 20, 2004

Discontinued Operations

In the fourth quarter of 2003, the Corporation adopted discontinued operations accounting for the fixed income trading business of Mellon Investor Services, which was sold to Bonds Direct Securities LLC, a majority owned subsidiary of Jefferies Group, Inc., in December 2003. As part of the Corporation’s repositioning of the HR&IS sector, it was decided that this business was no longer consistent with the sector’s strategic objectives. At the time of the sale, the business held approximately $305 million of trading account securities and approximately $280 million of other borrowed funds (securities sold short). Securities and other assets not purchased by Bonds Direct Securities totaled $187 million at Dec. 31, 2003 and are expected to be sold by June 30, 2004. In 2003 this business generated $4 million of net interest revenue, $12 million of securities trading gains and $18 million of operating expenses for a $2 million pre-tax loss. The Corporation recorded a gain of less than $1 million on this transaction.

In accordance with generally accepted accounting principles, reflected as discontinued operations in all income statements presented are the results of the fixed income trading business as well as all lines of business servicing retail consumer and small business/middle market customers that were exited in 2001 and 2002. All information in this earnings release reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by the Corporation’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. An after-tax gain of $1 million on disposal was recorded in the fourth quarter of 2003 primarily relating to the favorable resolution of estimates made at the time of the disposition of discontinued businesses other than the fixed income trading business, discussed above. After-tax gains of $28 million were recorded in the third quarter of 2003 primarily related to an income tax benefit of $20 million based on the determination of the tax deductibility of a consolidated loss on the fourth quarter 2001 sale of Dreyfus Brokerage Services, and from the favorable resolution of estimates made at the time of disposition of the discontinued businesses. After-tax gains of $2 million were recorded in the fourth quarter of 2002, primarily resulting from favorable resolution of estimates made at the time of disposition of the discontinued businesses. The after-tax gains of $32 million in the full-year 2003 primarily resulted from the same reasons as listed above. The $12 million after-tax gains for the full-year 2002 primarily resulted from the resolution of sale related issues that were uncertain at the time of the dispositions and favorable customer retention.

Cumulative Effect Of A Change In Accounting Principle

On Jan. 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost and depreciating it over the remaining useful life of that asset. The initial application of SFAS No. 143 was reported as a cumulative effect of a change in accounting principle in the income statement. The Corporation recognized a one-time after-tax charge of $7 million, or $.01 per share (pre-tax cost of $11 million), in the first quarter of 2003, for the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases. The annual ongoing impact of this accounting standard, based on leases presently in effect, is an increase in occupancy expense of approximately $2 million pre-tax. The pro forma effect on prior periods of the adoption of this statement would not have been material to either the income statement or balance sheet.

Mellon Reports Earnings

Jan. 20, 2004

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Year ended
(in millions, except per share amounts)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Noninterest revenue
Trust and investment fee revenue	$791	$707	$735	$2,897	$2,988
Cash management revenue (a)	83	84	71	309	273
Foreign exchange revenue	39	42	30	147	146
Other trading revenue	2	10	5	14	10
Financing-related revenue	41	30	41	141	147
Equity investment revenue	6	3	(21)	(6)	(28)
Other revenue (a)	19	27	31	69	59

Total fee and other revenue	981	903	892	3,571	3,595
Gains on sales of securities	12	18	31	62	59

Total noninterest revenue	993	921	923	3,633	3,654
Net interest revenue
Interest revenue	200	214	244	917	1,056
Interest expense	80	82	98	348	446

Net interest revenue	120	132	146	569	610
Provision for credit losses	—	—	6	7	172

Net interest revenue after provision for credit losses	120	132	140	562	438
Operating expense
Staff expense	502	494	487	1,902	1,850
Professional, legal and other purchased services	117	108	106	425	386
Net occupancy expense	68	68	60	265	246
Equipment expense	58	70	61	232	221
Business development	30	28	33	108	131
Communications expense	26	24	27	106	110
Amortization of intangible assets	5	5	5	19	15
Other expense	37	35	53	150	147

Total operating expense	843	832	832	3,207	3,106

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	270	221	231	988	986
Provision for income taxes	85	68	68	311	323

Income from continuing operations before cumulative effect of accounting change	185	153	163	677	663
Cumulative effect of accounting change, net of tax	—	—	—	(7)	—

Income from continuing operations	185	153	163	670	663
Discontinued operations:
Income (loss) from operations after tax	(2)	—	1	(1)	7
Net gain on disposals after tax	1	28	2	32	12

Income (loss) from discontinued operations (net of applicable tax (credit)/expense of $-, $(16), $2, $(14) and $11)	(1)	28	3	31	19

Net income	$184	$181	$166	$701	$682

Earnings per share
Basic:
Income from continuing operations before cumulative effect of accounting change	$.43	$.37	$.38	$1.59	$1.52
Cumulative effect of accounting change	—	—	—	(.02)	—

Continuing operations	$.43	$.37	$.38	$1.57	$1.52
Net income	$.43	$.43	$.38	$1.64	$1.56

Diluted:
Income from continuing operations before cumulative effect of accounting change	$.43	$.36	$.38	$1.57	$1.51
Cumulative effect of accounting change	—	—	—	(.01)	—

Continuing operations	$.43	$.36	$.38	$1.56	$1.51
Net income	$.43	$.42	$.38	$1.63	$1.55

(a)	In the fourth quarter of 2003, merchant card fee revenue was reclassified from cash management revenue to other revenue. Merchant card revenue totaled $16 million, $14 million and $3 million in the fourth quarter of 2003, third quarter of 2003 and fourth quarter of 2002, respectively. It totaled $37 million and $12 million in the full-years 2003 and 2002, respectively. Prior periods have been reclassified.

Mellon Reports Earnings

Jan. 20, 2004

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002

Assets
Cash and due from banks	$2,602	$2,619	$2,728
Money market investments	3,694	3,343	4,160
Trading account securities	266	569	792
Securities available for sale	10,690	10,225	11,054
Investment securities (approximate fair value of $308, $374, and $548)	297	361	527
Loans	7,467	7,223	8,438
Reserve for loan losses	(103)	(110)	(127)

Net loans	7,364	7,113	8,311
Premises and equipment	668	675	704
Goodwill	2,194	2,097	2,065
Other intangibles	100	104	114
Assets of discontinued operations	187	—	—
Other assets (a)	5,921	5,847	5,776

Total assets	$33,983	$32,953	$36,231

Liabilities
Deposits	$20,843	$18,843	$22,657
Short-term borrowings	1,084	2,501	1,569
Other liabilities	2,936	2,637	3,069
Notes and debentures (with original maturities over one year)	4,209	4,269	4,493
Junior subordinated debentures (a)	1,057	—	—
Trust-preferred securities (a)	—	1,043	1,048
Liabilities of discontinued operations	152	—	—

Total liabilities	30,281	29,293	32,836

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,901	1,895	1,886
Retained earnings	5,934	5,822	5,514
Accumulated unrealized gain, net of tax	26	10	41
Treasury stock of 161,629,563; 158,429,780; and 157,880,343 shares at cost	(4,453)	(4,361)	(4,340)

Total shareholders’ equity	3,702	3,660	3,395

Total liabilities and shareholders’ equity	$33,983	$32,953	$36,231

(a)	Presentation reflects the deconsolidation of trust-preferred securities in accordance with FASB Interpretation No. 46 (revised December 2003) in the fourth quarter of 2003. The Corporation’s $31 million ownership of the common securities of the statutory business trusts that were deconsolidated is reflected in Other assets.